Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of July 28, 2021

by and between

CITIZENS FINANCIAL GROUP, INC.

and

INVESTORS BANCORP, INC.

TABLE OF CONTENTS

		Page
RECITALS

ARTICLE 1
CERTAIN DEFINITIONS

1.01	Certain Definitions	2
1.02	Interpretation	13

ARTICLE 2
THE MERGERS

2.01	The Merger	14
2.02	Closing; Effective Time	14
2.03	The Bank Merger	14

ARTICLE 3
CONSIDERATION; EXCHANGE PROCEDURES

3.01	Effect on Capital Stock	15
3.02	Rights as Shareholders; Stock Transfers	15
3.03	Exchange Procedures	16
3.04	Treatment of Equity Awards	19

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.01	Representations and Warranties of the Company	20
4.02	Representations and Warranties of Parent	46
4.03	Disclosure Schedules	55

ARTICLE 5
COVENANTS

5.01	Interim Operations	56
5.02	Parent Forbearance	60
5.03	Reasonable Best Efforts	61
5.04	Non-Control	61
5.05	Company Shareholder Approval	61
5.06	Registration Statement; Proxy Statement; Change of Recommendation	62
5.07	Access; Information	64
5.08	Acquisition Proposals	64
5.09	Regulatory Applications	65
5.10	Indemnification; Director’s and Officer’s Insurance	66

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5.11	Benefit Plans	68
5.12	ESOP Matters	69
5.13	Notification of Certain Matters	70
5.14	Stockholder Litigation	71
5.15	Third-Party Agreements	71
5.16	NASDAQ and NYSE Matters	71
5.17	Section 16 Matters	71
5.18	Takeover Statute	72
5.19	Corporate Governance	72
5.20	Transition Planning	73
5.21	Dividends	73
5.22	Press Releases	74
5.23	Assumption of Subordinated Notes	74
5.24	Foundation Matters	74

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.01	Conditions to Each Party’s Obligation to Effect the Merger	74
6.02	Conditions to Obligation of the Company	75
6.03	Conditions to Obligation of Parent	76

ARTICLE 7
TERMINATION

7.01	Termination	77
7.02	Effect of Termination and Abandonment	78

ARTICLE 8
MISCELLANEOUS

8.01	Survival	80
8.02	Waiver; Amendment	80
8.03	Counterparts	80
8.04	Governing Law and Venue	80
8.05	Waiver of Jury Trial	81
8.06	Expenses	81
8.07	Notices	81
8.08	Entire Understanding; No Third Party Beneficiaries	82
8.09	Effect	82
8.10	Specific Performance	82
8.11	Severability	83
8.12	Assignment	83

Exhibit A	Form of Bank Merger Agreement
Exhibit B	Key Employees
Exhibit C	Foundation Actions

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AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2021 (this “Agreement”), by and between Citizens Financial Group, Inc., a Delaware corporation (“Parent”), and Investors Bancorp, Inc., a Delaware corporation (the “Company”) (hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), the Company will merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

B. Promptly following the Merger, Investors Bank, a New Jersey state-chartered bank and a wholly-owned subsidiary of the Company (“Investors Bank”), will merge with and into Citizens Bank, National Association, a national association (“Citizens Bank”) (the “Bank Merger”), with Citizens Bank as the surviving bank (the “Surviving Bank”).

C. The respective boards of directors of each of Parent and the Company have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective stockholders, as applicable, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger, all upon the terms and subject to the conditions set forth herein.

D. For United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and for this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

E. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

F. In connection with the consummation of the transactions contemplated by this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the individuals listed on Exhibit B hereto (the “Key Employees”) is entering into a new letter agreement with Parent and Citizens Bank, to be effective as of (and subject to the occurrence of) the Effective Time.

G. Prior to the execution of this Agreement, in light of the Merger, the board of directors or board of trustees, as applicable, of each of the Investors Foundations has adopted resolutions related to, and shall take other actions required to give effect to, the matters set forth in detail in Exhibit C hereto (collectively, the “Foundation Actions”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2006 Company Stock Plan” has the meaning set forth in Section 3.04(a).

“2015 Company Stock Plan” has the meaning set forth in Section 3.04(a).

“Acquisition Proposal” means (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that if consummated, would result in any Person (or the stockholders of any Person) owning 25% or more of the total voting power of the Company or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries or 25% or more of the Company’s consolidated total assets (including equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 8.02.

“ALLL” has the meaning set forth in Section 4.01(u).

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.06(c)(ii).

“Anti-Bribery and Anti-Corruption Laws” means the FCPA and all other applicable anti-bribery and anti-corruption Laws.

“Bank Merger” has the meaning set forth in the Recitals to this Agreement.

“Bank Merger Agreement” has the meaning set forth in Section 2.03.

“Bank Merger Effective Time” has the meaning set forth in Section 2.03.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.01(e).

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 4.01(s)(ii).

“Book-Entry Share” has the meaning set forth in Section 3.01(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions located in the states of New York, New Jersey or Rhode Island are authorized or obligated to close.

“Certificate” has the meaning set forth in Section 3.01(a).

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Citizens Bank” has the meaning set forth in the Recitals to this Agreement.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 5.11(c).

“Company Applicable Date” has the meaning set forth in Section 4.01(g).

“Company Benefit Plans” has the meaning set forth in Section 4.01(n).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.05.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Change of Recommendation” has the meaning set forth in Section 5.06(c)(i).

“Company Charter” means the certificate of incorporation of the Company, as amended.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Designated Directors” has the meaning set forth in Section 5.19(a).

“Company Disclosure Schedule” has the meaning set forth in Section 4.03.

“Company Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing (x) the Per Share Cash Consideration by (y) the Parent Average Closing Price.

“Company Equity Awards” has the meaning set forth in Section 3.04(c).

“Company ERISA Affiliate” has the meaning set forth in Section 4.01(n)(vii).

“Company Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Loan Property” has the meaning set forth in Section 4.01(o).

“Company Owned Properties” has the meaning set forth in Section 4.01(w)(i).

“Company Meeting” has the meaning set forth in Section 5.05.

“Company Option” has the meaning set forth in Section 3.04(a).

“Company Qualified Plans” has the meaning set forth in Section 4.01(n)(v).

“Company Real Property” has the meaning set forth in Section 4.01(w)(i).

“Company Restricted Share” has the meaning set forth in Section 3.04(b).

“Company SEC Reports” has the meaning set forth in Section 4.01(g).

“Company Shareholder Approval” means the approval of this Agreement and the Merger by the affirmative vote or requisite consent of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.

“Company Stock Plan” has the meaning set forth in Section 3.04(a).

“Company Subordinated Notes” means the Company’s 6.50% Fixed to Floating Rate Subordinated Notes due October 1, 2027 in an aggregate principal amount of $13,500,000.

“Confidentiality Agreement” has the meaning set forth in Section 5.07(b).

“Contagion Event” means the outbreak or continued presence of contagious disease, epidemic or pandemic (including SARS-CoV-2 or COVID-19, or any evolutions or mutations of thereof, or any other viruses (including influenza)), and the governmental responses thereto).

“Contagion Event Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Contagion Event.

“Continuing Company Employees” has the meaning set forth in Section 5.11(a).

“Contract” or “Contracts” has the meaning set forth in Section 4.01(f)(ii).

“Criticized Loans” has the meaning set forth in Section 4.02(t)(v).

“Deposit Insurance Fund” means the Deposit Insurance Fund administered by the FDIC.

“DGCL” has the meaning set forth in the Recitals to this Agreement.

“Dissenting Stockholders” has the meaning set forth in Section 3.01(c).

“Effective Time” has the meaning set forth in Section 2.02.

“End Date” has the meaning set forth in Section 7.01(b).

“Environmental Laws” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” has the meaning set forth in Section 4.01(n)(iv).

“ESOP Loan” has the meaning set forth in Section 4.01(n)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Foundation Actions” has the meaning set forth in the Recitals to this Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Government Shutdown” means any shutdown or material limiting of certain U.S. or foreign federal, state or local government services.

“Governmental Authority” means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including any Regulatory Authorities), agency, commission, body or other governmental entity or instrumentality.

“Hazardous Substance” means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, mold, PFAS/PFOA compounds or radon or (iii) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Intellectual Property Rights” means any or all intellectual property or proprietary rights arising under the laws of the United States, any state thereof, or of any other jurisdiction in the world, including all rights in or to: (a) patents (including design patents) and utility models of any kind, patent applications and registrations, including revisions, supplementary protection certificates, provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuation-in-part, divisionals, renewals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade names, corporate names, service names, symbols, logos, trade dress, packaging design, slogans, Internet domain names, uniform resource locators and other similar identifiers of origin, in each case whether or not registered, and any and all common law rights thereto, registrations and applications for registration thereof, and any goodwill associated therewith and symbolized thereby; (c) published and unpublished works of authorship whether or not copyrightable, including Software, website and mobile content, social media accounts, applications, data, databases, and other compilations of information, manual and other documentation, in each case, whether or not registered or sought to be registered, and any and all copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations and reversions thereof; and (d) trade secrets, confidential or proprietary know-how, or other information, including processes, schematics, business methods, formulae, drawings, specifications, recipes, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”).

“Investors Bank” has the meaning set forth in the Recitals to this Agreement.

“Investors Foundation” means the Investors Foundation, Inc., a Delaware corporation organized exclusively for charitable purposes.

“Investors Foundations” means, collectively, the Investors Foundation and the Roma Foundation.

“IRS” has the meaning set forth in Section 4.01(n)(ii).

“IT Assets” means technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, all data stored therein or Processed thereby and all associated documentation.

“Knowledge” means the actual knowledge of the persons set forth in Section 1.02 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lien” has the meaning set forth in Section 4.01(b).

“Loan” has the meaning set forth in Section 4.01(t)(i).

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, back doors, drop dead devices, time bombs, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data or other materials.

“Material Adverse Effect” means, with respect to a Party, any effect, circumstance, occurrence or change that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the business, assets or deposit liabilities, properties, operations, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole (provided, however, with respect to clause (x), Material Adverse Effect shall not include the impact of: (A) changes, after the date hereof, in Law (including any Law in respect of Taxes, and Laws newly enacted for, relating to or arising out of efforts to implement Contagion Event Measures and address the spread of any Contagion Event) or GAAP or interpretations thereof; (B) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism); (C) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, including any Contagion Event (and the related Contagion Event Measures), any Government Shutdown, any declaration of martial law or similar directive, guidance, policy or guidance or other action by any Governmental Authority; (D) changes, after the date hereof, in market price or trading volume of a Party’s common stock (without excepting the facts or circumstances giving rise or contributing to such change); (E) any action taken by such Party with the other Party’s express written consent or any action taken by such Party that such Party was expressly required to take pursuant to the terms of this Agreement; (F) any failure, in and of itself, by such Party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (without excepting the facts or circumstances giving rise or contributing to failure to meet estimates or projections); or (G) changes, events, conditions or trends after the date hereof in economic, business, credit or financial conditions affecting commercial banks generally, and changes, after the date hereof, in the capital or credit markets, including any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally (including any such change resulting from or arising out of a Contagion Event), except that, with respect to clauses (A), (B), (C) and (G), such effect, circumstance, occurrence or change disproportionately adversely affects the Party and its Subsidiaries compared to similar companies operating in the commercial banking industry, in which case only the disproportionate effect will be taken into account), or (y) the ability of such Party and its Subsidiaries to timely consummate the transactions contemplated hereby.

“Material Contract” has the meaning set forth in Section 4.01(l).

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Multiemployer Plan” has the meaning set forth in Section 4.01(n)(vii).

“NASDAQ” means the NASDAQ Global Select Market.

“New Citizens Foundation” has the meaning set forth in Section 5.24.

“New Plans” has the meaning set forth in Section 5.11(b).

“NJ Banking Law” has the meaning set forth in Section 2.03.

“NJDOBI” has the meaning set forth in Section 2.03.

“NYSE” means the New York Stock Exchange.

“OCC” means the Office of the Comptroller of the Currency.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Option Consideration” has the meaning set forth in Section 3.04(a).

“Order” has the meaning set forth in Section 6.01(b).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent 401(k) Plan” has the meaning set forth in Section 5.11(c).

“Parent Benefit Plan” has the meaning set forth in Section 4.02(m).

“Parent Average Closing Price” means the volume weighted price of shares of Parent Common Stock quoted on the NYSE on each of the last twenty (20) trading days ending on the day which is the fifth (5th) trading date immediately preceding the date that the Effective Time occurs.

“Parent Award” means a right of any kind, contingent or accrued, to acquire or receive shares of Parent Common Stock or benefits measured by the value of shares of Parent Common Stock, and each award of any kind consisting of shares of Parent Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Parent Stock Plans, other than Parent Stock Options.

“Parent Board” means the board of directors of Parent.

“Parent Bylaws” means the bylaws of Parent, as amended.

“Parent Charter” means the certificate of incorporation of Parent, as amended.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.03.

“Parent Preferred Stock” means the preferred stock, par value $25.00 per share, of Parent.

“Parent Restricted Share” has the meaning set forth in Section 3.04(b).

“Parent RSU” means each restricted stock unit representing the right to receive Parent Common Stock under the Parent Stock Plans or otherwise.

“Parent Reports” has the meaning set forth in Section 4.02(f)(i).

“Parent Stock Options” means issued and outstanding options to acquire Parent Common Stock which were granted under the Parent Stock Plan.

“Parent Stock Plans” means Parent’s 2014 Omnibus Incentive Plan, 2014 Non-Employee Directors Compensation Plan, and 2014 Employee Stock Purchase Plan, in each case, as amended.

“Parties” has the meaning set forth in the Preamble to this Agreement.

“PBGC” has the meaning set forth in Section 4.01(n)(vi).

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a).

“Permitted Encumbrances” has the meaning set forth in Section 4.01(w)(i).

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means any information that (a) identifies or could reasonably be used, alone or in combination with other information, to identify, an individual, household, browser or device, or (b) is subject to any Laws relating to privacy or personal information or the Privacy and Security Policies, including an individual’s first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Authority (including any state identification number, driver’s license number, or passport number), geolocation information of an individual, browser or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“Privacy and Security Policies” has the meaning set forth in Section 4.01(x)(xi).

“Proceeding” has the meaning set forth in Section 4.01(i)(i).

“Process” or “Processing” means, with respect to data, the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfer), retrieval, disclosure, dissemination, combination, erasure, destruction, or anonymization of such data, any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Law.

“Prospectus/Proxy Statement” has the meaning set forth in Section 5.06(a).

“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or social media account registrar.

“Registration Statement” has the meaning set forth in Section 5.06(a).

“Regulatory Agreement” has the meaning set forth in Section 4.01(j)(i).

“Regulatory Authorities” has the meaning set forth in Section 4.01(j)(i).

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

“Roma Foundation” means the Roma Bank Community Foundation, Inc., a New Jersey corporation organized exclusively for charitable purposes.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.01(g)(i), as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” has the meaning set forth in Section 3.01(a).

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Split-Dollar Policies” has the meaning set forth in Section 4.01(s)(ii).

“Stock Consideration” has the meaning set forth in Section 3.01(a).

“Subsidiary” means, as to any Person, (i) a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and (ii) any subsidiary of such Person within the meaning ascribed to such term under the rules promulgated under the BHC Act.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of “Superior Proposal” the references to “25%” in the definition of “Acquisition Proposal” shall instead refer to “50%”) that the Company’s board of directors (in consultation with its financial advisors and outside counsel) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.05(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Bank” has the meaning set forth in Section 2.03.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Takeover Statute” has the meaning set forth in Section 4.02(z).

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means whether disputed or not (i) any and all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unclaimed property, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; (ii) any liability for the payment of any amounts of the type described in (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by Contract or otherwise by operation of Law.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority required to be filed with any taxing authority with respect to any Taxes including any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

“Termination Fee” has the meaning set forth in Section 7.02(b)(i).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).

“Volcker Rule” means 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the SEC in connection therewith.

“Willful and material breach” has the meaning set forth in Section 7.02(a).

1.02    Interpretation.

(a)    Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. The term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., New York time, on the day immediately prior to the date of this Agreement, (b) included in the virtual data room of a party by 5:00 p.m., New York time, on the day immediately prior to the date of this Agreement, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof.

(b)    Confidential Supervisory Information. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Governmental Authority.

ARTICLE 2

THE MERGERS

2.01    The Merger.

(a)    Merger & Effect of Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent and the separate corporate existence of the Company shall cease. Parent shall be the Surviving Corporation in the Merger. The Merger shall have the effects as set forth in the DGCL.

(b)     Charter and Bylaws. The Parent Charter and Parent Bylaws as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation.

2.02    Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place remotely by mutual electronic exchange of documents and signatures (or their electronic counterparts) on (i) the first Business Day of the calendar month immediately following the calendar month during which occurs the date on which each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement (provided, that if clause (i) would otherwise require the Closing to take place on the first Business Day of March, June, September or December, then the Closing shall instead take place on the first Business Day of the immediately following calendar month (i.e., April, July, October or January)), or (ii) at such other time and place as the Company and Parent may mutually agree (the “Closing Date”). Simultaneous with the Closing, the Parties shall cause to be filed a certificate of merger, in form and substance satisfactory to Parent, with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The “Effective Time” of the Merger as set forth in the Certificate of Merger shall be 11:59 p.m. New York Time on the Closing Date.

2.03    The Bank Merger. Promptly following the Effective Time, Investors Bank shall be merged with and into Citizens Bank in accordance with the provisions of the National Bank Act and, to the extent applicable, the relevant banking statutes of the State of New Jersey (the “NJ Banking Law”) and the regulations of the New Jersey Department of Banking and Insurance (the “NJDOBI”), and Citizens Bank shall be the surviving bank. The Bank Merger shall have the effects as set forth in the National Bank Act and the NJ Banking Law. The Parties shall cause the boards of directors of the Investors Bank and Citizens Bank, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A attached hereto, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement and all other applicable certificates and other filings that may be necessary to make the Bank Merger effective at the “Bank Merger Effective Time”, defined as 12:01 a.m. New York Time on the date following the Closing Date, or at such later time and date as specified in the Bank Merger Agreement in accordance with applicable law.

ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES

3.01    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any Person:

(a)    Outstanding Company Common Stock. Each share of Company Common Stock, excluding Excluded Shares, issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, “Shares”), shall become and be converted into the right to receive (i) 0.297 shares (the “Exchange Ratio”) of Parent Common Stock (the “Stock Consideration”) and (ii) $1.46 in cash (the “Per Share Cash Consideration”, and together with the Stock Consideration, the “Merger Consideration”). At the Effective Time, all Shares (other than Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) and each holder of a Share not represented by a Certificate (a “Book-Entry Share”), other than any Excluded Shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration plus any dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.03(c) as well as any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.03(d).

(b)     Outstanding Parent Stock. Each share of Parent Common Stock, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(c)    Cancellation of Excluded Shares. Any (i) shares of Company Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent, or by the Company or any direct or indirect wholly-owned Subsidiary of the Company (other than those (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (B) held, directly or indirectly, by Parent or the Company in respect of debts previously contracted) and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (collectively, the “Excluded Shares”), shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor.

3.02    Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor). After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

3.03     Exchange Procedures.

(a)    Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares), (i) an amount in cash sufficient to pay (A) the aggregate cash portion of the Merger Consideration and (B) any cash due in lieu of fractional shares pursuant to Section 3.03(d) and (ii) certificates or, at Parent’s option, evidence of shares in book-entry form representing the shares of Parent Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this Article III, and any dividends or other distributions with respect to shares of Parent Common Stock (such amount in cash and evidence of shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall deposit and invest any cash included in the Exchange Fund as directed by Parent, and any interest and other income resulting from such investments shall be paid to the Parent. The Company shall notify Parent in writing prior to the Effective Time of the number of Shares and Excluded Shares outstanding immediately prior to the Effective Time, and shall cause the Company’s transfer agent to deliver to the Exchange Agent on or prior to the Closing Date a list of the holders of Company Common Stock in a format that is reasonably acceptable to the Exchange Agent and otherwise reasonably cooperate with the Exchange Agent.

(b)     Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.03(f)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares and to be in such form and have such provisions as Parent and the Company may reasonably agree). Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (x) a certificate (or evidence of shares in book-entry form, as applicable) representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III and (y) a check in the amount (after giving effect to any required tax withholdings as provided in Section 1.1(a)) equal to the sum of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of such Certificate or Book-Entry Shares surrendered pursuant to Section 3.01(a), (B) any cash in lieu of fractional shares and (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares, including the cash portion of the Merger Consideration. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)    Distributions with Respect to Unexchanged Shares; Voting. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares, there shall be issued and/or paid to the holder of a certificate or evidence of shares in book-entry form, as applicable, representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid.

(d)    Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(d) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

(e)     Exchange Fund Procedures. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, the cash portion of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company or the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, the cash portion of the Merger Consideration, and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(g)    Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(h)    Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold , or cause the Exchange Agent to deduct and withhold, from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of the Parent Common Stock, cash dividens or distributions pursuant to this Section 3.03 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(i)     Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reorganization, reclassification, stock split (including a reverse stock split), stock dividend, or other similar change in capitalization (excluding as a result of standard stock repurchases), then the Exchange Ratio shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Exchange Ratio for purposes of this Agreement.

3.04    Treatment of Equity Awards.

(a)    Treatment of Options. At the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) under the Company’s 2015 Equity Incentive Plan (the “2015 Company Stock Plan”) and the Company’s 2006 Equity Incentive Plan (the “2006 Company Stock Plan” and, together with the 2015 Company Stock Plan, the (the “Company Stock Plans”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Company Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Company Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time.

(b)    Company Restricted Shares. At the Effective Time, each outstanding share of Company Common Stock subject to a restricted stock award (a “Company Restricted Share”) under the 2015 Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share of Company Common Stock and shall be converted into a number of restricted shares of Parent Common Stock (each, a “Parent Restricted Share”) equal to the Company Equity Award Exchange Ratio (rounded to the nearest whole number). Except as specifically provided above, following the Effective Time, each such Parent Restricted Share shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Company Restricted Share immediately prior to the Effective Time.

(c)    Company Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation and benefits committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and Company Restricted Shares (the “Company Equity Awards”) pursuant to Section 3.04(a) through 3.04(b). The Company shall take all actions that are necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

(d)    Form S-8. Promptly following the Effective Time, Parent shall file a Registration Statement on Form S-8 or otherwise appropriate registration statement with respect to Company Common Stock subject to the applicable adjusted Company Equity Awards, as required.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.01    Representations and Warranties of the Company. Except as (i) set forth in the Company Disclosure Schedule, subject to Section 4.03, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by the Company since December 31, 2020 but prior to the date of this Agreement (excluding any disclosures related to Taxes, any disclosures set forth under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer), the Company hereby represents and warrants to Parent:

(a)    Organization, Standing and Authority. It is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is a registered bank holding company under the BHC Act. The Company and each of its Subsidiaries is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent a complete and correct copy of the Company Charter and the Company Bylaws and the organizational documents of its Subsidiaries, each as amended prior to the date of this Agreement. The Company Charter and the Company Bylaws and such organizational documents made available to Parent are in full force and effect.

(b)     Company Capital Stock. The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock, of which 361,869,872 shares were issued and 247,601,465 outstanding as of the close of business on July 27, 2021; and 100,000,000 shares of Company Preferred Stock, of which 0 shares were outstanding as of the close of business on July 27, 2021. As of July 27, 2021(A) 5,107,536 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options, (B)1,417,731 shares of Company Common Stock are outstanding Company Restricted Shares and (C) 0 shares of Company Common Stock are subject to outstanding Company RSUs. Section 4.01(b) of the Company Disclosure Schedule sets forth a correct and complete listing of all outstanding Company Equity Awards as of July 27, 2021 setting forth the number of shares of Company Common Stock subject to each Company Equity Award and the exercise price, if applicable, with respect to each Company Equity Award. As of July 27, 2021, 17,518,764 shares of Company Common Stock are available for issuance under the Company Stock Plans. As of July 27, 2021, 114,268,407 shares of Company Common Stock are held in treasury by Company or otherwise owned directly or indirectly by Company or any Subsidiary of Company. Except as set forth in this Section 4.01(b), there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any shareholder or other person any registration rights. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)    Subsidiaries.

(i)     Section 4.01(c)(i) of the Company Disclosure Schedule sets forth each of the Company’s Subsidiaries, and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Company authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.

(ii)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Company Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of the Company or any Company Subsidiary to pay dividends or distributions except, in the case of the Company or a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Investors Bank is a New Jersey state chartered, Federal Reserve non-member bank and is the only depository institution Subsidiary of the Company, and the deposit accounts of Investors Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950, as amended (the “Bank Merger Act”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of Company, threatened. There is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of the Company other than the Company Subsidiaries.

(iii)    Section 4.01(c)(iii) of the Company Disclosure Schedule sets forth, other than in respect of the Subsidiaries of the Company, any equity securities or similar interests of any other Person or any interests of any other Person or any interest in a partnership or joint venture of any kind, in each case, beneficially owned, directly or indirectly, by the Company or any of its Subsidiaries.

(d)     Corporate Power. The Company and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets, in each case in all material respects; and the Company has all requisite corporate power and authority and, other than receiving the Company Shareholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.

(e)     Corporate Authority. As of the date of this Agreement, the Company Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and (iii) resolved that such matters be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matter be recommended for approval at such special meeting. The Company has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by Parent) is a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or to general equity principles (the “Bankruptcy and Equity Exception”). The Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of each its financial advisors, Keefe, Bruyette & Woods, Inc., Lazard Frères & Co. and Piper Sandler & Co., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. The Company has confirmed that the board of directors or board of trustees, as applicable, of each of the Investors Foundations has duly authorized and approved the Foundation Actions prior to the date of this Agreement.

(f)    Regulatory Approvals; No Violations. (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and thereby except for (A) to the extent required, filings of applications or notices required under the HSR Act, (B) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the OCC and the NJDOBI, (C) the filing with the SEC of the Prospectus/Proxy Statement and the Registration Statement and declaration of effectiveness of the Registration Statement, (D) the filing of any required applications, filings and notices, as applicable, with the NYSE and NASDAQ and (E) the filing of the Certificate of Merger with Secretary of State of Delaware as described in Section 2.02 and the filing of any certificates pursuant to the Bank Merger as described in Section 2.03. As of the date of this Agreement, the Company is not aware of any reason why the approvals set forth in this Section 4.01(f) and in Section 6.01(d) will not be received on a timely basis and without the imposition of a condition, restriction or requirement of the type described in Section 6.01(d).

(ii)     Subject to receipt of (A) the approvals referred to in the preceding paragraph, (B) the Company Shareholder Approval, (C) the consents set forth in Section 4.01(f)(ii) of the Company Disclosure Schedule and (D) the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by it of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (x) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any material agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, excluding any Benefit Plan, a “Contract” and, collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which the Company or any Subsidiary of the Company is subject, or (y) constitute or result in a breach or violation of, or a default under, the Company Charter, the Company Bylaws or the organizational documents of any Subsidiary of the Company, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(g)    Reports; Financial Statements.

(i)     The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2018 (the “Company Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Company Applicable Date and those filed or furnished subsequent to the date of this Agreement including any amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the

Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company SEC Reports, except where the failure to file (or furnish, as applicable) such forms, statements, certifications, reports and documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Reports did not, and any of the Company SEC Reports filed or furnished with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)    The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of the Company and its Subsidiaries in all material respects, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

(iii)    The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iv)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(v)    The Company has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Company Applicable Date and (ii) any material communication since the Company Applicable Date made by management or such Party’s auditors to the audit committee required or contemplated by the listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Company Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company to its Knowledge. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Company Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any such policy contemplating such reporting, including in instances not required by those rules.

(vi)    The Company and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by them since December 31, 2018, including pursuant to the rules and regulations of the FDIC, the NJDOBI or any other Regulatory Authority, as applicable, and have paid all fees and assessments due and payable in connection therewith, except whether the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Subject to Section 1.02(b), except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Subject to Section 1.02(b), there (i) is no material unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no material formal or informal inquiries by, or disagreements or disputes resulting in material risk to the Company or any of its Subsidiaries with, any Regulatory Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since December 31, 2018.

(vii)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(h)    Absence of Changes.

(i)     Since December 31, 2020, except for changes resulting from or related to the Contagion Event or the Contagion Event Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(ii)    Since December 31, 2020 through the date of this Agreement, except with respect to the transactions contemplated hereby or changes resulting from or related to the Contagion Event or the Contagion Event Measures, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(iii)    Since December 31, 2020, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company other than as set forth in the Company SEC Reports, or (C) any change by the Company in accounting principles, practices or methods, other than those pursuant to a change in accounting standards.

(i)    Litigation.

(i)     Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (“Proceeding”) against (x) the Company or any of its Subsidiaries or any of their current or former directors or executive officers, or (y) challenging the validity or propriety of the transactions contemplated by this Agreement.

(ii)     Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

(j)    Regulatory Matters.

(i)     Subject to Section 1.02(b), none of the Company, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each, a “Regulatory Agreement”) from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including the NJDOBI, the Federal Reserve Board and the FDIC) or the supervision or regulation of any Party or any of its Subsidiaries (collectively, the “Regulatory Authorities”). The Company and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

(ii)    Subject to Section 1.02(b), none of the Company or any of its Subsidiaries has been advised by, and the Company does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Agreement.

(k)    Compliance With Laws.

(i)     The Company and its Subsidiaries are, and have been since December 31, 2018, in material compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Volcker Rule, Regulation W of the Federal Reserve Board or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC. Without limiting the generality of the foregoing, and subject to Section 1.02(b), the Company has not been advised of any governmental or regulatory concerns regarding its compliance with the Anti-Bribery and Anti-Corruption Laws, anti-money laundering Laws, including the Bank Secrecy Act, any Order issued with respect to anti-money laundering by OFAC and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. The Company has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance) and, to the Company’s Knowledge, is in compliance with such Laws in all material respects.

(ii)    Without limitation, none of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by OFAC, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(iii)    The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted in all material respects; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect, except as the failure to have such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(iv)     Subject to Section 1.02(b), no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any Subsidiary of the Company received any notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist).

(v)     As of June 30, 2021, each of the Company and Investors Bank is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary banking regulator), and Investors Bank’s rating under the Community Reinvestment Act is no less than “Satisfactory”.

(vi)    In connection with the acquisition by Investors Bank of certain banking operations in the State of New Jersey from Berkshire Bank (“Berkshire”) pursuant to that certain Purchase and Assumption Agreement, dated as of December 2, 2020, between Berkshire and Investors Bank, the Company and its Subsidiaries performed substantial due diligence on the business, assets, deposit liabilities, properties, operations, and results of operations or condition (financial or otherwise) of Berkshire and the acquired banking operations. In connection with such due diligence review, neither the Company nor any Company Subsidiary became aware, or assuming reasonable due inquiry, would have become aware, of any breaches of any of the representations and warranties provided by Berkshire pursuant to the Berkshire Purchase Agreement, and, since the date of the Berkshire Purchase Agreement, neither the Company nor any Company Subsidiary has subsequently become aware of any event, effect, change, condition or other occurrence that would cause any of the representations and warranties provided by Berkshire to not be true and correct in any material respect.

(l)    Material Contracts; Defaults. Except as set forth on Company Disclosure Schedule 4.01(l), none of the Company or any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (any such Contract in the following categories, a “Material Contract”):

(i)     (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K and that has not been filed as an exhibit to one of the Company SEC Reports; (B) containing covenants binding upon the Company or its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of Parent, the Surviving Corporation or its Subsidiaries) to compete in any business or geographic area or which grant “most favored nation” status that, following the Merger, would apply to the Surviving Corporation or any of its Subsidiaries; (C) that could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries; or (D) that prohibits or limits the right of the Company or any of its Subsidiaries to sell or distribute any products or services in any material respect;

(ii)    (A) involving commitments to others to make capital expenditures or capital asset purchases or capital asset sales in excess of $500,000; or (B) involving any expenditures or commitments to purchase relating to information technology in excess of $250,000;

(iii)    relating to any direct or indirect indebtedness for borrowed money of the Company or any of its Subsidiaries, including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit, but excluding deposits received in the ordinary course of business (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Bank of New York and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or any conditional sales Contracts, chattel mortgages and other security arrangements with respect to personal property and any equipment lease agreements involving payments to or by the Company or any of its Subsidiaries in excess of $1,000,000 over the remaining term;

(iv)    other than pursuant to the Company Benefit Plans, providing for payments to any Person to be made by the Company or any of its Subsidiaries upon a change in control thereof;

(v)    that may not be cancelled by Parent, the Company or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $500,000 (assuming such Contract was terminated on the Closing Date);

(vi)    containing any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person;

(vii)    that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated hereby;

(viii)    providing for indemnification by the Company or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the ordinary course of business;

(ix)    that is entered into, or has been entered into in the two (2) years prior to the date of this Agreement, with (A) any Affiliate of the Company, (B) any current or former director or executive officer or any Person beneficially owning five percent (5%) or more of the outstanding Shares or (C) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (A) or (B) of this subsection;

(x)    that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xi)    which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(xii)    that involves performance of services or delivery of goods or materials to, or expenditures by, the Company or any of its Subsidiaries of an amount or value in excess of $500,000 over its remaining term, other than loans, funding arrangements and other transactions made in the ordinary course of the banking or trust business;

(xiii)    relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2018 (other than Contracts relating to the acquisition or sale of other real estate owned) or, if earlier, is still outstanding;

(xiv)    pursuant to which the Company or any of its Subsidiaries obtains from or grants to a Person any license, covenant not to sue or other right with respect to Company Intellectual Property or third party Intellectual Property Rights that is material to the conduct of the business of the Company or any of its Subsidiaries (other than licenses to the Company or any of its Subsidiaries of commercially available Software that involve payment of less than $250,000 per annum);

(xv)    for the Processing of data or primarily related to privacy and data protection, including any Contract for the collection, use, disclosure, storage, transfer or disposal of Personal Information, in each case, that is material to the conduct of the business of the Company or any of its Subsidiaries;

(xvi)    relating to the Company Real Property or for the lease of personal property providing for annual payments of $250,000 or more;

(xvii)    relating to critical functions or activities of the Company or any Company Subsidiary that are provided or performed by third party service providers and which were approved by the Company Board in accordance with the FDIC’s FIL 44-2008; and

(xviii)    otherwise not entered into in the ordinary course of business or that is material to the Company or its financial condition or results of operations.

Section 4.01(l) of the Company Disclosure Schedule sets forth a true and complete list of all Material Contracts. Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, of or under any such Material Contract. No third-party counterparty to any Material Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Material Contract as a result of a Contagion Event or the Contagion Event Measures.

(m)    No Brokers. None of the Company, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger, the Bank Merger or the other transactions contemplated by this Agreement, except that the Company has employed Keefe, Bruyette & Woods, Inc., Lazard Frères & Co. and Piper Sandler & Co. as its financial advisors, the fee arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

(n)    Employees.

(i)    Section 4.01(n)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefits.

(ii)    The Company has made available to Parent true, correct and complete copies of each material Company Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(iii)    Each Company Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(iv)    With respect to the Employee Stock Ownership Plan (the “ESOP”), and without limiting the other provisions of this Section 4.01(n): (i) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; (ii) the terms, provisions, use of the proceeds and repayment of any loan to the ESOP (an “ESOP Loan”) satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder or Prohibited Transaction Exemption 80-26; (iii) no event of default has occurred or presently exists with respect to any ESOP Loan; (iv) the Company has the right under any ESOP Loan document to prepay at any time the principal amount of the applicable notes without penalty and subject only to payment of accrued interest through the date of prepayment; (v) all such loans have been (or will be upon the Closing) fully satisfied and there are (or will be upon the Closing) no outstanding amounts due by the ESOP with respect to any ESOP Loan; (vi) the ESOP has at all times been maintained in form and in operation in compliance in all material respects with Section 401(a) of the Code; and (vii) any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any employer security complied in all material respects with the applicable requirements of ERISA and the Code.

(v)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust has been determined by the IRS to be qualified under Section 401(a) of the Code, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(vi)    Except as would not result in any material liability to the Company and the Company Subsidiaries, taken as a whole, with respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of the Company Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(vii)    None of the Company and the Company Subsidiaries nor any Company ERISA Affiliate has, at any time during the six (6) years preceding the date of this Agreement, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and none of the Company and the Company Subsidiaries nor any Company ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan. In addition, none of the Company and the Company Subsidiaries nor any Company ERISA Affiliate has, at any time during the six (6) years preceding the date of this Agreement, sponsored, maintained or contributed to any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(viii)    Except as set forth in 4.01(n)(viii) of the Company Disclosure Schedule, no Company Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(ix)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and (ii) all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(x)    There are no pending or, to the Knowledge of the Company, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any liability of the Company or any of the Company Subsidiaries in an amount that would be material to the Company and the Company Subsidiaries, taken as a whole.

(xi)    None of (i) the Company and the Company Subsidiaries, (ii) any Company ERISA Affiliate or (iii) to the Knowledge of the Company, any ESOP fiduciary has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of the Company Subsidiaries, any Company ERISA Affiliate or any ESOP fiduciary to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(xii)    Except as set forth in Section 4.01(n)(xii) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Company Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(xiii)    Except as set forth in Section 4.01(n)(xii) of the Company Disclosure Schedule, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A of the Code or Section 4999 of the Code.

(xiv)    No Company Benefit Plan is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of the Company or any Company Subsidiary who primarily resides outside the United States.

(xv)    There are no pending or, to the Company’s Knowledge, threatened labor grievances or unfair labor practice claims or charges against the Company or any of the Company Subsidiaries, or any strikes or other labor disputes against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and there are no pending or, to the Knowledge of the Company, threatened organizing efforts by any union seeking to represent any employees of the Company or any of the Company Subsidiaries.

(xvi)    The Company and the Company Subsidiaries are in compliance in all material respects with, and since December 31, 2018, have complied in all material respects with, all laws regarding pre-employment, employment, employment staffing and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(xvii)    Since December 31, 2018, neither the Company nor any Company Subsidiaries entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the Knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to the Company against, any individual in his or her capacity as (i) a member of the Board of Directors of the Company, or (ii) an employee of the Company or any of the Company Subsidiaries at a level of senior vice president or above. There are no proceedings currently pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i)-(ii) above.

(o)    Environmental Matters. (i) The Company and its Subsidiaries have complied at all times in all material respects with all applicable Environmental Laws; (ii) except as set forth in Company Disclosure Schedule 4.01(o)(ii), no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries (including any property in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, a “Company Loan Property”), is or has been contaminated with, or has or has had any release of, any Hazardous Substance which could reasonably be expected to result in a material liability to the Company or any Subsidiary; (iii) to the Company’s Knowledge, none of the Company or any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance which could reasonably be expected to result in liability to the Company or any Subsidiary; (iv) none of the Company or any of its Subsidiaries is subject to a material liability for any Hazardous Substance disposal or contamination on any third party property; (v) none of the Company or any of its Subsidiaries has received any notice, demand, letter, claim or request for information from any Governmental Authority concerning any potential violation of, or liability under, any Environmental Law that has not been remediated and that could reasonably be expected to result in a material liability; (vi) none of the Company or any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (vii) to the Company’s Knowledge, there are no other circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company, any Subsidiary of the Company any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property and (viii) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or control relating to the Company, any of its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property that have been prepared since December 31, 2018.

(p)    Tax Matters. (i) (A) The Company and its Subsidiaries (1) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects; (2) have paid in full or accrued all material Taxes that are required to have been paid or accrued; (3) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that it is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; (4) in the case of any Tax Return required to be retained by it prior to the Effective Time in respect of any information reporting or other Tax requirements, have retained properly completed Tax Returns in its files; and (5) have complied in all material respects with all information reporting (and related withholding) requirements related to any payments subject to one or more information reporting requirements set forth in the Code, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised with the Company by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) none of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) there are no pending or threatened audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) the Company has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by the Company or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

(ii)    There are no Liens on any of the Company’s assets or on any assets of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for statutory Liens for Taxes not yet due and payable) nor, to the Company’s Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

(iii)    None of the Company or any of its Subsidiaries will be required to include any material item of income, exclude any item of deduction or otherwise make any adjustment, from any Tax period beginning on or after the Effective Time, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law).

(iv)     Except as set forth in Section 4.01(p)(iv) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company or any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of its Subsidiaries).

(v)    No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(vi)     None of the Company or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(vii)    None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(viii)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(q)    Risk Management Instruments. None of the Company or any of its Subsidiaries is a party to or have agreed to enter into an exchange traded or over-the-counter equity, interest rate, credit default, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) and do not own any securities that (i) are referred to generically as “structured notes,”

“high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r)    Books and Records. The books and records of the Company and its Subsidiaries (and any predecessor entities) have been fully, properly and accurately maintained in all material respects and they fairly present the financial position and results of operations of the Company and its Subsidiaries.

(s)    Insurance.

(i)    Section 4.01(s) of the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company or any of its Subsidiaries and all insurance claims filed by the Company or any of its Subsidiaries under such policies which have not been paid in full as of the date of this Agreement and the amounts claimed thereunder. Section 4.01(s) of the Company Disclosure Schedule also lists all claims or potential claims meeting the applicable reporting thresholds under such policies that have not been reported thereunder as of the date of this Agreement. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all such policies of the Company are with reputable insurers and provide full and adequate coverage for all normal risks incidental to the business of the Company and its Subsidiaries and each of their respective properties and assets and are in character and amount reasonably consistent with industry practice. All such policies of the Company are in full force and effect; none of the Company or any of its Subsidiaries are in material default thereunder; and all claims thereunder have been filed, and all premiums due thereunder have been paid, in due and timely fashion.

(ii)    Section 4.01(s)(ii) of the Company Disclosure Schedule sets forth a true, correct, and complete description of all bank owned life insurance (“BOLI”) owned by the Company or its Subsidiaries, including the value of its BOLI as of June 30, 2021. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company SEC Reports in accordance with GAAP. The BOLI reflected on the Company’s most recent balance sheet is, and will at the Effective Time be owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. The Company and its Subsidiaries have obtained the informed, written consent of each employee on whose behalf BOLI has been purchased. The Company and its Subsidiaries have taken all necessary actions necessary to be in compliance in all material respects with applicable Law in connection with its purchase of BOLI. With respect to the split-dollar policies set forth in Section 4.01(s)(ii) of the Company Disclosure Schedule (the “Split-Dollar Policies”), (A) all such arrangements are structured such that the Company and its Subsidiaries are the legal owners of the Split-Dollar Policies and (B) none of the Split-Dollar Policies are owned by the Company’s or its Subsidiaries’ executives or directors, with the Company and its Subsidiaries, as applicable, solely have a collateral assignment position supporting the cash surrender value on the Company’s balance sheet with respect to these arrangements. A breakdown of the estimated cash surrender values for each scheduled policy, the purpose for which each such policy was purchased, the beneficiaries under each such policy and a list of the lives insured thereunder has been made available to Parent. Neither the Company nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

(t)    Loan Matters.

(i)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of the Company is a creditor (collectively, “Loans”) currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries.

(ii)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company (including Loans held for resale to investors), each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the applicable written underwriting standards of the Company and the Company Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors), in each case, with all applicable requirements of applicable Law.

(iii)    None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (A) Loans or pools of Loans or (B) participations in Loans or pools of Loans, contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.

(iv)    The Company has previously disclosed to Parent all claims for repurchases by the Company or any of its Subsidiaries of Loans that were sold to third parties by the Company and its Subsidiaries that are outstanding or threatened (in writing), in each case, as of the date of this Agreement and since December 31, 2018.

(v)    Section 4.01(t)(v) of the Company Disclosure Schedule sets forth a list of (A) each Loan that as of June 30, 2021 (1) was contractually past due ninety (90) calendar days or more in the payment of principal and/or interest, (2) was on non-accrual status, (3) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Authority (collectively, the “Criticized Loans”), (4) for which a specific reserve allocation existed in connection therewith, (5) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40,

(B) each Loan that, as of June 30, 2021, had a total outstanding balance and/or unfunded commitment of $250,000 or more and that, as of such date, (1) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (2) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (3) where a specific reserve allocation exists in connection therewith, and (C) each asset of the Company or any of its Subsidiaries that, as of June 30, 2021, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 4.01(t)(v) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of June 30, 2021.

(vi)    Section 4.01(t)(vi) of the Company Disclosure Schedule sets forth a list of all Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no executive officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(vii)    Subject to Section 1.02(b), neither the Company nor any of its Subsidiaries is (A) now nor has it ever been since December 31, 2018 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of Loans or (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(viii)    Since December 31, 2018, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (B) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, loan investor or insurer, on the other hand; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Authority, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(ix)    Since December 31, 2018, the Company and each of its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (A) any foreclosures in violation of any applicable Law, including but not limited to the Service members Civil Relief Act, or in breach of any binding Regulatory Agreement or (B) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

(x)     Since December 31, 2018, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws may be in excess of the asset’s value.

(u)    Allowance For Loan Losses. The Company’s or Investors Bank’s allowance for loan and lease losses (“ALLL”) is, and shall be as of the Effective Time, in compliance with each of such entity’s existing methodology for determining the adequacy of its ALLL as well as the standards established by applicable Governmental Authorities and the incurred loss” standard under the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(v)    Transactions With Affiliates. Since December 31, 2018, the Company has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act. All agreements between the Company or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the Federal Reserve Board.

(w)    Real Property.

(i)    Section 4.01(w)(i) of the Company Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries, and together with a list of all applicable leases or subleases and the name of the lessor or sublessor.

(ii)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or a Company Subsidiary (x) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (y) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

(x)    Intellectual Property; Information Technology; Data Security.

(i)    Section 4.01(x)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Registered Company Intellectual Property, indicating for each item (A) the name of the record owner, (B) the applicable application, registration, serial or other similar identification number, (C) the jurisdiction in which such item has been registered or filed, (D) the date of filing or issuance and (E) solely with respect to Internet domain names and social media accounts, the applicable Internet domain name registrar and social media account registrar.

(ii)    All material Company Intellectual Property is subsisting and not subject to any outstanding order issued by or with any Governmental Authority that adversely affects the Company’s or any of its Subsidiaries’ use of, or its rights to, such Intellectual Property Rights. The material issued and granted Registered Company Intellectual Property included therein is unexpired, valid and enforceable. Neither the Company nor any of its Subsidiaries has received any written notice asserting any claims against the Company or any of its Subsidiaries challenging any of the foregoing.

(iii)    The Company and its Subsidiaries, as applicable, own or have sufficient and valid rights pursuant to written agreements to use, all material Intellectual Property Rights used in or reasonably necessary for the operation of the business as currently conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement without modification, cancellation, termination, suspension of or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights.

(iv)    The Company and its Subsidiaries, as applicable, exclusively own all right, title and interest to the Company Intellectual Property free and clear of all Liens.

(v)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, the conduct of the businesses of the Company and its Subsidiaries in past three (3) years preceding the date of this Agreement has not infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person.

(vi)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any pending, outstanding, threatened or imminent Proceeding, or has received in the three (3) years preceding the date of this Agreement any written notice or claim (including invitations to take a license), alleging that the conduct of the businesses of the Company and its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third parties.

(vii)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, there is no Proceeding against the Company or any of its Subsidiaries pending, outstanding, threatened or imminent, that seeks to challenge or limit the Company’s or any of its Subsidiaries’, as applicable, ownership of, or right to use or enforce any of the Company Intellectual Property.

(viii)    To the Knowledge of the Company, no Person has in the three (3) years preceding the date of this Agreement infringed, misappropriated or otherwise violated any Company Intellectual Property, and neither the Company nor any of its Subsidiaries is a party to any pending, outstanding, threatened or imminent Proceeding, or has sent in the three (3) years preceding the date of this Agreement any written notice or claim (including invitations to take a license), alleging the foregoing.

(ix)    The Company and each of its Subsidiaries has taken all reasonable efforts (including executing appropriate non-disclosure agreements, filing for statutory protections, and taking all reasonable efforts to protect the confidentiality and value of material Trade Secrets) to protect and maintain material Company Intellectual Property, and to the Knowledge of the Company, any material Trade Secrets included in Company Intellectual Property have not been used by, disclosed to or discovered by any Person except pursuant to written, valid and appropriate non-disclosure and license agreements which have not been breached.

(x)    The Company and each of its Subsidiaries have obtained from all parties (including current or former employees, officers, directors, consultants and contractors), who have created or developed any material Intellectual Property Rights for or on behalf of the Company or its Subsidiaries, written, valid and enforceable present assignments of any such Intellectual Property Rights to the Company or its applicable Subsidiaries.

(xi)    The Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are commercially reasonable, and consistent in all material respects with (i) standard industry practices, (ii) any written commitments of the Company or any of its Subsidiaries and (iii) any statements or policies adopted by the Company or any of its Subsidiaries relating to privacy, Personal Information, cybersecurity, data security or similar matters (such statements and policies, collectively, the “Privacy and Security Policies”).

(xii)    The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws, Privacy and Security Policies, and other contractual and fiduciary obligations relating to privacy, Personal Information, cybersecurity, data security or similar matters, including with respect to the Processing of any Personal Information, including providing all necessary notices and obtaining all necessary rights, grounds, permissions, consents and registrations with respect to such Personal Information.

(xiii)    The Company and each of its Subsidiaries has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personal Information collected or otherwise Processed by or on behalf of the Company or any of its Subsidiaries is protected against loss and against unauthorized access, use, modification or disclosure, and, to the Knowledge of the Company, there has been no unauthorized access to, or use, modification or disclosure of, such Personal Information in a manner that would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company, or result in an obligation for the Company or any of its Subsidiaries to notify any Person or Governmental Authority, including a requirement to make a filing with the SEC. Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written notice, communication or complaint from any Person alleging a material breach of (or claiming compensation under) any applicable Laws, Privacy and Security Policies, or any other contractual and fiduciary obligations relating to privacy, Personal Information, cybersecurity, data security or similar matters.

(xiv)    The Company and its Subsidiaries obligate all applicable third party service providers, outsourcers or any Person who receives Personal Information from the Company or any of its Subsidiaries to comply with all applicable Laws, Privacy and Security Policies, or any other contractual and fiduciary obligations relating to privacy, Personal Information, cybersecurity, data security or similar matters.

(xv)    To the Knowledge of the Company, no Person has gained unauthorized access to or has used without authorization any of the Company’s or any of its Subsidiaries’ IT Assets (including any information stored on or processed by such IT Assets). The material IT Assets used by the Company or any of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the business as presently conducted, (ii) have not materially malfunctioned or failed in the three (3) years preceding the date of this Agreement and (iii) are free from material bugs or other material defects, or Malicious Code.

(xvi)    The Company and each of its Subsidiaries implements commercially reasonable measures designed to protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, including the implementation of reasonable backup and disaster recovery technology processes consistent with standard industry practice.

(xvii)    No Software included in the Company Intellectual Property is subject to any obligation or condition under any license that conditions the distribution of such Software on: (i) the disclosure, licensing or distribution of any source code for any portion of such Software; (ii) the granting to licensees of the right to make derivative works or other modifications to such Software; (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or (iv) redistribution of such Software at no license fee.

(xviii)     No Person other than the Company or its Subsidiaries (including its and their respective authorized employees) has or has had access or possession of any source code for any material proprietary Software included in the Company Intellectual Property.

(y)    Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Articles or Bylaws is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

(z)    Investment Securities and Commodities. Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(aa)    Related Party Transactions. As of the date hereof, except as set forth in any Company SEC Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(bb)    Insurance Activities.

(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) since December 31, 2018, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Company Subsidiary (“Company Agent”) wrote, sold, produced, managed, administered or procured business for a Company Subsidiary, such Company Agent was, at the time the Company Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Company Agent has been since December 31, 2018, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance business for any Company Insurance Subsidiary (as defined below), and (iii) each Company Agent was appointed by the Company or a Company Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Company Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Company Insurance Subsidiary” means each Subsidiary of the Company through which insurance operations is conducted.

(b)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) since December 31, 2018, the Company and each Company Insurance Subsidiary have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

(cc)    No Other Representations or Warranties.

(i)    Except for the representations and warranties in this Section 4.01, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by the Company in this Section 4.01, neither the Company nor any Person makes or has made any representation to Parent or any of Parent’s Affiliates or representatives with respect to any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of the Company (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 4.02.

4.02    Representations and Warranties of Parent. Except as (i) set forth in the Parent Disclosure Schedule, subject to Section 4.03, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by Parent, as applicable, since December 31, 2020 but prior to the date of this Agreement (excluding any disclosures related to Taxes, any disclosures set forth under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer), Parent hereby represents and warrants to the Company:

(a)    Organization, Standing and Authority. It is a corporation duly incorporated, validly existing and in good standing under the Laws of the Delaware and is a registered bank holding company under the BHC Act that has elected to become a financial holding company. Citizens Bank is a national banking association duly organized and validly existing under the Laws of the United States, and the deposit accounts of Citizens Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened. Each of Parent and Citizens Bank is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent. Parent has made available to the Company a complete and correct copy of its charter and bylaws and the organizational documents of Citizens Bank, each as amended prior to the date of this Agreement, which are in full force and effect. The outstanding shares of capital stock of Citizens Bank have been duly authorized and are validly issued, fully paid and nonassessable, are not subject to preemptive rights (and were not issued in violation of any preemptive rights) and are owned of record and beneficially by Parent.

(b)    Capital Stock. As of the date of this Agreement, the authorized capital stock of Parent consists solely of 1,000,000,000 shares of Parent Common Stock, of which 570,994,373 shares were issued with 426,083,147 shares outstanding and 144,911,226 held in treasury by Parent or otherwise owned directly or indirectly by Parent or any Subsidiary of Parent; and 100,000,000 shares of Parent Preferred Stock, of which 2,050,000 shares are issued and outstanding. As of July 26, 2021, there were 3,437,206.149 Parent RSUs outstanding and there are no outstanding Parent Stock Options or other Parent Awards. As of July 26, 2021, 48,344,005.851 shares of Parent Common Stock are reserved for issuance under the Parent Stock Plans. Except as set forth in this Section 4.02(b), as of the date of this Agreement, there are no shares of Parent Common Stock authorized and reserved for issuance, Parent does not have any other Rights issued or outstanding with respect to Parent Common Stock, and Parent does not have any commitment to authorize, issue or sell any Parent Common Stock or Rights, except pursuant to this Agreement. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Parent or any of its Subsidiaries is a party with respect to the voting or transfer of Parent Common Stock, capital stock or other voting or equity securities or ownership interests of the Parent or granting any shareholder or other person any registration rights. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, the Parent owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)    Corporate Power. Parent and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets, in each case in all material respects; and Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.

(d)    Corporate Authority. As of the date of this Agreement, the Parent Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby. Parent has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by the Company) is a valid and legally binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Parent Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Parent Common Stock.

(e)    Regulatory Approvals; No Violations.

(i)    No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by Parent in connection with the execution, delivery and performance by Parent of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and thereby except for (A) to the extent required, filings of applications or notices required under the HSR Act, (B) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the OCC and the NJDOBI, (C) the filing with the SEC of the Prospectus/Proxy Statement and the Registration Statement and declaration of effectiveness of the Registration Statement, (D) the filing of any required applications, filings and notices, as applicable, with the NYSE and NASDAQ and (E) the filing of the Certificate of Merger with Secretary of State of Delaware as described in Section 2.02 and the filing of any certificates pursuant to the Bank Merger as described in Section 2.03. As of the date of this Agreement, Parent is not aware of any reason why the approvals set forth in this Section 4.02(e) and in Section 6.01(d) will not be received on a timely basis and without the imposition of a condition, restriction or requirement of the type described in Section 6.01(d).

(ii)    Subject to receipt of (A) the approvals referred to in the preceding paragraph, (B) the Company Shareholder Approval, (C) the consents set forth in Section 4.01(f)(ii)

of the Company Disclosure Schedule and (D) the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent does not, and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (x) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any material Contract binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (y) constitute or result in a breach or violation of, or a default under, the organizational documents of Parent or any of its Subsidiaries, except (in the cause of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(f)    Parent Reports; Financial Statements.

(i)    Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, reports and documents filed or furnished since December 31, 2018 and those filed or furnished subsequent to the date of this Agreement including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports, except where the failure to file (or furnish, as applicable) such forms, statements, certifications, reports and documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the Parent Reports did not, and any of the Parent Reports filed or furnished with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)     Parent’s consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of Parent and its Subsidiaries in all material respects, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

(iii)    Parent and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by them since December 31, 2018, including the rules and regulations of the OCC, FDIC, or any other Regulatory Authority, as applicable, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Subject to Section 1.02(b), except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Parent. Subject to Section 1.02(b), there (i) is no material unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (ii) has been no material formal or informal inquiries by, or disagreements or disputes resulting in material risk to the Parent or any of its Subsidiaries with, any Regulatory Authority with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since December 31, 2018.

(iv)     Since December 31, 2020, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise) has had, or would reasonably be expected to have, a Material Adverse Effect on the Parent.

(v)    Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and that are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditor and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) to the Knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 31, 2020, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent’s or its Subsidiaries’ employees regarding questionable accounting or auditing matters, have been received by Parent to Parent’s Knowledge. Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in the Parent Reports, neither Parent nor any of its Subsidiaries has incurred any material obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

(g)    Litigation.

(i)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Parent, neither the Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of the Parent, Proceedings of any nature against the Parent or any of its Subsidiaries or any of their current or former directors or executive officers, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(ii)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Parent, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

(h)    Regulatory Matters.

(i)     Subject to Section 1.02(b), none of Parent, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii)    Subject to Section 1.02(b), none of Parent or any of its Subsidiaries has been advised in writing by, and Parent does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(i)    Compliance With Laws.

(i)    Parent and its Subsidiaries are, and have been since December 31, 2018, in material compliance with and are not in material default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Volcker Rule or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC.

(ii)    The Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted in all material respects; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect, except as the failure to have such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent; and, to the Parent’s Knowledge, no suspension or cancellation of any of them is threatened.

(iii)    Subject to Section 1.02(b), no investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has Parent or any Subsidiary of Parent received any written notification or communication from any Governmental Authority (A) asserting that Parent or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s Knowledge, do any grounds for any of the foregoing exist).

(iv)    As of June 30, 2021, each of Parent and Citizens Bank is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary banking regulator), and Citizens Bank’s rating under the Community Reinvestment Act is no less than “Satisfactory”.

(j)    No Brokers. None of Parent, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Morgan Stanley & Co. LLC as its financial advisor.

(k)    Tax Matters. None of Parent or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l)    Employee Benefit Matters. (i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Parent Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Parent Benefit Plans” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Parent or any of its Subsidiaries, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefits.

(ii)    Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust has been determined by the IRS to be qualified under Section 401(a) of the Code, and, to the Knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(iii)    Except as would not result in any material liability to Parent and its Subsidiaries, taken as a whole, with respect to each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be paid to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.

(iv)    None of Parent and its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the six (6) years preceding the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Parent and the Parent Subsidiaries nor any Parent ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan. In addition, none of the Parent and the Parent Subsidiaries nor any Parent ERISA Affiliate has, at any time during the six (6) years preceding this Agreement, sponsored, maintained or contributed to any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “Parent ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(m)    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have complied since January 1, 2018, with all Environmental Laws.

(n)    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent or any of the Parent Subsidiaries or for the account of a customer of Parent or any of the Parent Subsidiaries were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of the Parent Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exception). Parent and each of the Parent Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of Parent, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

(o)    Loan Portfolio.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each outstanding Loan of Parent or any of the Parent Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and the Parent Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) to the Knowledge of Parent, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each outstanding Loan of Parent or any of the Parent Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Parent and the Parent Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable requirements of applicable Law.

(c) None of the agreements pursuant to which Parent or any of the Parent Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(d) Subject to Section 1.02(b), neither Parent nor any of the Parent Subsidiaries is now, nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(p)    No Other Representations or Warranties.

(i)    Except for the representations and warranties in this Section 4.02, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Parent in this Section 4.02, neither Parent nor any Person makes or has made any representation to the Company or any of the Company’s Affiliates or representatives with respect to any oral or written information presented to the Company or any of the Company’s Affiliates or representatives in the course of their due diligence investigation of Parent (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 4.01.

4.03    Disclosure Schedules. On or prior to the date hereof, each of the Company and Parent shall have delivered to the other a schedule (the “Company Disclosure Schedule” and “Parent Disclosure Schedule”, respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or, with respect to the Company Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 4.01 or to one or more covenants contained in Section 5.01 or, with respect to the Parent Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 4.02 (provided that (i) any information set forth in any one section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission by such applicable Party that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on the Company or Parent, as applicable).

ARTICLE 5

COVENANTS

5.01    Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by this Agreement), and except as (i) required by applicable Law or (ii) is necessary and commercially reasonable in response to a Contagion Event or Contagion Event Measures , (a) the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course in accordance with its current business practices and operation, (b) each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organizations and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the Company and its Subsidiaries’ present employees and agents, and (c) subject to Section 5.09, the Company and its Subsidiaries shall take no action that would reasonably be expected to adversely affect or materially delay the ability of the Company to obtain any necessary approvals of any Regulatory Authorities or other Governmental Authority required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement or as required by Law, (B) as Parent may approve in writing in advance (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not and shall not permit its Subsidiaries to:

(a)    Capital Stock. (i) Other than any shares of Company Common Stock issuable in respect of Company Options, Company Restricted Shares or Company RSUs outstanding on the date of this Agreement or permitted to be granted after the date of this Agreement, issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights with respect to the shares of capital stock of the Company, or (ii) permit any shares of capital stock of the Company or any of its Subsidiaries to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(b)    Dividends; Etc. (i) Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except (A) its quarterly cash dividend in the ordinary course of business consistent with past practice (both in terms of the timing of dividend payments and the amounts paid), provided that, subject to the Parties’ coordination efforts pursuant to Section 5.21, the quarterly cash dividend may be increased by no more than $0.02 per share in January 2022, and provided, further, that if the Closing is to occur during the first quarter of 2022, then it is understood and agreed that the Company’s stockholders shall receive the regular quarterly dividend declared by the Parent with respect to the first quarter) and (B) for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock (other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations or in payment of the exercise price).

(c)    Employees. Except as required under applicable law, or as required under the terms of this Merger Agreement or the terms of any Company Benefit Plan existing as of the date hereof, or as set forth in Section 5.01(c) of the Company Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than (A) the payment of incentive compensation for completed performance periods in the ordinary course of business consistent with past practice based upon actual performance and (B) annual base salary or wage increases for employees who are not party to an individual change in control or similar agreement with the Company in the ordinary course of business, consistent with past practice, that (x) do not exceed, in the aggregate, three percent (3%) of the aggregate base salaries and wage rates in effect as of the date hereof and (y) are made in consultation with Parent), (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) terminate the employment or services of any employee with a job level of senior vice president or above, other than for cause, (vi) hire any employee (other than employees or independent contractors having an annual base salary or wage rate or consulting fees and target cash bonus opportunity of no more than $175,000 in the aggregate), or (vii) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization.

(d)    Dispositions. Sell, transfer, lease, abandon, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, allow to lapse or expire, dispose of or discontinue any of its material assets, deposits, business or properties, including any Intellectual Property Rights, other than (i) in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement (other than with respect to Intellectual Property Rights, which are governed by clause (iv) hereof), (ii) sales of individual loans and loan participations pursuant to Section 5.01(o), (iii) other than with respect to Intellectual Property Rights, in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, taken as a whole and (iv) with respect to Intellectual Property Rights, non-exclusive grants of licenses in the ordinary and usual course of business consistent with past practice, or abandonments, lapses or expiry of Intellectual Property Rights that are not material to the business of the Company or any of its Subsidiaries in the ordinary and usual course of business consistent with past practice.

(e)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 5.01(o)).

(f)    Merger. Merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any internal transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.

(g)    Capital Expenditures. Make any capital expenditures other than in accordance with the budget set forth on Section 5.01(g) of the Company Disclosure Schedule.

(h)    Governing Documents. Amend either the Company Charter or the Company Bylaws, or the organizational documents of any of its Subsidiaries.

(i)    Accounting Methods. (i) Implement or adopt any change in the Company’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company’s independent public accountants, or (ii) except as may be required by GAAP, or in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any Contract that would be a Material Contract as a result of entering into, modifying or amending such Contract), other than in the ordinary course of business consistent with past practice.

(j)    Contracts. Except with respect to Contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 5.01(o), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Material Contract or any Contract which would be a Material Contract if it were in existence on the date of this Agreement, in each case which is not terminable at will or with thirty (30) calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination, provided that the foregoing shall not prevent the Company from renewing employment agreements and change-in-control agreements with Company employees in the ordinary course of business consistent with past practice, except as set forth in Section 5.01(c)(i) of the Company Disclosure Schedule.

(k)    Claims. Enter into any settlement, compromise or similar agreement with respect to, any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by the Company or any Subsidiary of an amount that exceeds $250,000 individually or $1,000,000 in the aggregate or would impose any material restriction on the business of the Surviving Corporation or create adverse precedent for claims that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(l)    Adverse Actions. Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner, (iii) the Merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code or (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law.

(m)    Risk Management. Except as required by applicable Law, the FDIC or the NJDOBI, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in all material respects, the Company’s or its applicable Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable best efforts to avoid any material increase in the Company’s aggregate exposure to interest rate risk.

(n)    Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than (i) deposits or customary banking products, such as letters of credit, in each case in the ordinary course of business, (ii) federal funds borrowings and borrowings from the Federal Home Loan Bank of New York or (iii) indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(o)    Loans. Make any loan, loan commitment, or new extension of credit outside of the ordinary course of business consistent with past practice. For purposes of this Section 5.01(o), “ordinary course of business consistent with past practice” shall mean loans or loan commitments equal to or less than $50,000,000 within the Company’s policy (if a non-criticized credit extension), and equal to or less than $1,000,000 (if a new extension of credit that would, upon origination, be categorized as a criticized asset, provided, that the $1,000,000 restriction on criticized asset lending shall not apply to extensions of credit related to workouts of problem credits so long as such workouts are within the Company’s workout or problem loan resolution policies). If the Company desires to make an extension of credit outside of the foregoing limitations, the Company shall provide Parent an opportunity to object by submitting a copy of the loan write up containing the information customarily submitted as part of the loan write up, to the chief credit officer of Parent three (3) Business Days prior to taking such action; provided that, if Parent objects in writing to such loan or loan commitment or such purchase or sale within three (3) Business Days after receiving such loan write up, the Company shall obtain the approval of the credit approval committee and credit risk committee of the Company Board prior to making such loan or loan commitment or such purchase or sale. Parent consent shall be deemed to have been give if Parent has not objected to a proposed action by the Company within three (3) Business Days after such information is received by Parent. The Company shall not forgive any loans to directors, officers or employees. Within fifteen (15) Business Days of the end of each month, the Company will provide to Parent a schedule listing all delinquent loans, non-accrual loans and non-performing assets as of such month end, and a list of all loan approvals, which list shall indicate the loan amount, loan type and other material features of the loan.

(p)    Investments. (i) Other than in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date of this Agreement or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of eighteen (18) months or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within three (3) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(q)    Taxes. (i) Commence or settle any litigation or proceeding with respect to any liability for material Taxes, take any action which would reasonably be expected to have a Material Adverse Effect on the Tax position of the Company, or, after the Merger, which would reasonably be expected to have a Material Adverse Effect on the Tax position of the Surviving Corporation, (ii) except in the ordinary course of business consistent with past practice, make or change any material express or deemed Tax election or file any material Tax Return, (iii) file any amended Tax Return, (iv) change any of its methods of reporting income or deductions for Tax purposes, (v) change the entity classification of the Company or any of its Subsidiaries, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or (vii) take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(r)    Branches. Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of the Company or any of its Subsidiaries.

(s)    New Business. Enter into any new line of business or change in any material respect the Company’s lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies or businesses, as applicable (including (i) any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof, and (ii) any material change or increase with respect to the Company’s cash surrender value business), except as required by applicable Law or policies imposed by any Governmental Authority.

(t)    Lending Practices. Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) the Company’s hedging practices and policies, in each case except as required by Law or requested by a Governmental Authority.

(u)    Commitments. Agree or commit to do any of the foregoing.

5.02    Parent Forbearance . Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, and except as otherwise expressly contemplated by this

Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule) and except as required by applicable Law, it shall not and shall cause each of its Subsidiaries not to:

(a)    Adverse Actions. Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 4 not being satisfied in a timely manner, (iii) the Merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code, or (iv) a material violation of any provision of this Agreement;

(b)    Governing Documents. Amend the Parent Charter or the Parent Bylaws, or the organizational documents of any of its Subsidiaries, in each case in a manner that would adversely affect the holders of Company Common Stock relative to all other holders of Parent Common Stock; or

(c)    adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;

(d)    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

5.03    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof.

5.04    Non-Control. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.05    Company Shareholder Approval. The Company agrees to take, in accordance with applicable Law and the Company Charter and the Company Bylaws, all action necessary to convene as soon as practicable after the Registration Statement is declared effective (and will in any event use reasonable best efforts to convene such meeting no later than forty-five (45) calendar days after the Registration Statement is declared effective), a special meeting or meetings of its shareholders duly called and held for such purposes (the “Company Meeting”) to consider and to obtain the Company Shareholder Approval. Subject to Sections 5.06(c) and 5.06(d), the Company Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the “Company Board Recommendation”). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s shareholders at the Company Meeting whether or not (x) the Company’s Board of Directors shall have effected a Company Change of Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Meeting (A) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Prospectus/Proxy Statement, or (C) after consultation with Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Parent may require the Company to adjourn, delay or postpone the Company Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is five (5) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Charter or the Company Bylaws or in connection with a postponement or adjournment of the Company Meeting permitted by this Section 5.05. Without the prior written consent of Parent, the Company Stockholder Approval shall be the only matter that the Company shall propose to be acted on by the shareholders of the Company at the Company Meeting (other than other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby).

5.06    Registration Statement; Proxy Statement; Change of Recommendation.

(a)    The Company and Parent shall prepare and file with the SEC the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof, the “Registration Statement”), as promptly as practicable, and in any event within forty-five (45) Business Days after the date of this Agreement. Parent and the Company each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective holders of Company Common Stock and Parent Common Stock. Parent shall reasonably promptly provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC.

(b)    The Company and Parent each agrees, as to itself and its Subsidiaries, that (i) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to Company shareholders and at the times of the Company Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. The Company and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of the Company and Parent agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

(c)    The Company Board and each committee thereof shall not:

(i)    except as expressly permitted by, and after compliance with, Section 5.06(d) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation with respect to the Merger (a “Company Change of Recommendation”); or

(ii)    cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 5.08 entered into in compliance with Section 5.08) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal made to the Company.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Shareholder Approval contemplated by this Agreement is obtained, the Company Board may withhold, withdraw or adversely modify the Company Board Recommendation in connection with approving, recommending or otherwise declaring advisable any Superior Proposal made to the Company after the date of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law; provided, however, that no such Company Change of Recommendation may be made until after (I) at least three (3) Business Days following Parent’s receipt of notice from the Company advising that the Company Board intends to take such action and the basis therefor, including all necessary information under Section 5.08 and (II) the Company has negotiated in good faith to permit Parent to modify this Agreement during such three (3) Business Day period. In determining whether to make a Company Change of Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice.

(e)    Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.06, including with respect to the notice period referred to in this Section 5.06.

5.07    Access; Information.

(a)    The Parties agree that upon reasonable notice, as may be reasonable in light of Contagion Event Measures, and subject to applicable Laws relating to the exchange of information and in each case subject to the requirements that such requests or access shall not unreasonably interfere with the business or operations of the Party, it shall afford the other Party and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including Tax Returns and work papers of independent auditors), Contracts, information technology systems, properties and personnel and to such other information as such other Party may reasonably request (subject to compliance with all applicable Laws and commercially reasonable health and safety procedures imposed by such Party with respect to its and its Subsidiaries’ employees), and each shall cooperate with the other Party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each shall furnish to the other Party promptly all information concerning its business, properties and personnel as the other Party may reasonably request.

(b)    Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 5.07 in accordance with the terms of the Confidentiality Agreement, dated as of June 11, 2021 (the “Confidentiality Agreement”), between Parent and the Company.

(c)    No investigation by either Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement.

(d)    Notwithstanding anything in this Section 5.07 to the contrary, no Party shall be required to provide the other Party with access or disclose information where such access or disclosure would, in the reasonable opinion of such Party’s counsel, (i) jeopardize the attorney-client privilege of the such Party (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), (ii) contravene any binding Contract entered into by such Party prior to the date of this Agreement or any Law applicable to such Party, or (iii) involve disclosure of “confidential supervisory information” in accordance with Section 1.02(b). In the event any of the restrictions in this Section 5.07(d)(i) or (ii) shall apply, each Party shall use its commercially reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Law.

5.08    Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with Rule 14d-9 and Rule 14d-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement; (B) at any time prior, but not after, the Company Shareholder Approval is obtained, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in the aggregate to the other Party than those contained in the Confidentiality Agreement; or (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if and only to the extent that, in each such case referred to in clause (B) or (C) above, the Company Board determines in good faith (after consultation with outside legal counsel) that (x) such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (y) the failure to take such action would more likely than not violate the directors’ fiduciary duties under applicable Law. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 5.08. The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

5.09    Regulatory Applications.

(a)    Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of Parent cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger, the Bank Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other on, all written information submitted to any third party and/or any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such Parties agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it shall consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of the non-confidential portions of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons). Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to have a Material Adverse Effect on the Parent (measured on a scale relative to the Company) or a Material Adverse Effect on the Company.

(b)    Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party to any third party and/or Governmental Authority.

5.10    Indemnification; Director’s and Officer’s Insurance.

(a)    Parent agrees that from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions in their capacity as officers and directors and occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law or required or permitted under the Company Charter and/or the Company Bylaws (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law or permitted or required under the Company Charter and/or the Company Bylaws; provided, however, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Further, the Surviving Corporation shall assume, perform and observe the obligations of the Company under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of the Company for their acts and omissions occurring at or prior to the Effective

Time in their capacity as officers or directors. The Surviving Corporation shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent or the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)    Parent shall or, with the prior written consent of Parent, the Company may, purchase, at or prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 300% of the current annual premium for such insurance. If such prepaid “tail” policy has been obtained prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.10.

(d)    If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.10.

5.11    Benefit Plans.

(a)    From the Effective Time through the first (1st) anniversary thereof, unless otherwise mutually determined in writing by the Company and Parent prior to the Effective Time (the “Continuation Period”), Parent shall provide, or cause to be provided, to each of the employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent or any of its Subsidiaries following the Effective Time (such employees “Continuing Employees”) with (i) base salary or base wage that is no less than the base salary or base wage provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (iii) employee benefits (other than defined benefit plan benefits, employee stock ownership plan opportunities, change in control benefits and equity-based incentive opportunities) that are substantially comparable in the aggregate either to those provided to the Continuing Employees immediately prior to the Effective Time or to similarly situated employees of Parent. During the Continuation Period, each Continuing Employee who is not a party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be eligible to receive severance cash benefits set forth on Section 5.11(a) of the Company Disclosure Schedule, subject to such employee’s execution and non-revocation of a release of claims.

(b)    With respect to any employee benefit plans of Parent or Parent Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (“New Plans”), Parent and Parent Subsidiaries shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-payments or coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for all purposes under each applicable New Plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c)    If requested by Parent in writing delivered to the Company not less than twenty (20) Business Days before the Closing Date, the Board of Directors of Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the 401(k) Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan for Continuing Employees. Parent and the Company shall take or cause to be taken any and all actions as may be required to permit current or former employees of the Company and the Company Subsidiaries to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Company 401(k) Plan in the form of cash, notes (in the case of loans), Parent Common Stock or a combination thereof.

(d)    Prior to making any broad-based written or oral communiations to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(e)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or Parent Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan or Parent Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 8.08, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)    Parent hereby expressly agrees to honor, effective from and after the Effective Time, each of the agreements entered into by the Company’s with its executives and identified on Section 5.11(f) of the Company Disclosure Schedule 5.11(f) and each of the Company’s Benefit Plans as in effect as of the Effective Time, each in accordance with their respective terms; it being understood that this Section 5.11(f) shall not limit the ability of Parent or any Subsidiary of Parent to amend or terminate any Company Benefit Plan in accordance with the terms of the applicable Company Benefit Plan.

5.12    ESOP Matters.

(a)    Prior to the Closing Date, the Company shall take any and all actions and adopt such necessary resolutions to terminate the ESOP effective as of the date immediately preceding the Closing Date and adopt such amendments to the ESOP to terminate the ESOP and effectuate the provisions of this Section 5.12. The ESOP amendments shall provide that (i) all ESOP participant accounts shall be fully vested, (ii) no new participants will be admitted to the

ESOP on or after the ESOP termination date, and (iii) no additional benefits shall accrue to any ESOP participant with respect to services performed on or after the Closing Date. The form and substance of all such resolutions and amendments shall be subject to the review and approval of Parent, which shall not be unreasonably withheld, and the Company shall deliver to Parent an executed copy of the resolutions and amendments as soon as practicable following their adoption by the Board of Directors of the Company and shall fully comply with such resolutions and amendments.

(b)    In connection with the termination of the ESOP and the Merger, the Company shall cause all outstanding indebtedness of the ESOP (including any ESOP Loan) to be satisfied in full at least five (5) Business Days prior to the Closing Date. The Company will cancel or offset the ESOP Loan (including accrued interest thereon) in exchange for unallocated shares attributable to the ESOP Loan having an aggregate fair market value that is not more than the outstanding amount of the ESOP Loan plus accrued interest. This will result in the cancellation of both the loan receivable and payable on the books of the Company. Any remaining shares of Company Common Stock held by the ESOP trust after repayment of the ESOP Loan shall be converted into shares of Parent Common Stock in accordance with Section 3.01(a) hereof, and the balance of the unallocated shares and any other unallocated assets remaining in the ESOP’s suspense account after satisfaction of the ESOP Loan and conversion of the shares of Company Common Stock into Parent Common Stock be allocated as earnings to the accounts of the ESOP participants who are employed as of the date of termination of the ESOP based on their account balances under the ESOP as of such date. Prior to the Closing Date, the Company shall provide Parent with documentary evidence sufficient to show that all outstanding indebtedness of the Company ESOP (including any ESOP Loan) has been satisfied in full.

(c)    As soon as practicable after the date of this Agreement but prior to the Closing Date, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. The Company, and following the Effective Time, Parent, shall adopt any amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

5.13    Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) would reasonably expected, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company or Parent, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Sections 6.02 or 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.02 or 6.03 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.12 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice. Additionally, the Company shall promptly notify Parent in the event that (i) any Loan not otherwise listed on Schedule 4.01(t)(v) of the Company Disclosure Schedule and which has an aggregate principal balance in excess of $250,000 becomes a Criticized Loan or (ii) it charges off any amounts outstanding in respect of any Loan in an aggregate amount of $250,000 or greater.

5.14    Stockholder Litigation. Each Party shall give the other Party prompt notice of any stockholder litigation against such Party or its directors or officers relating to the Merger and other transactions contemplated by this Agreement, and shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation. Each Party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. No Party shall agree to settle any such litigation without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.

5.15    Third-Party Agreements. The Parties shall use their reasonable best efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties (including at Parent’s request, with respect to the termination of Contracts following the Effective Time) to effect a smooth transition in accordance with the Parties’ integration plan and timetable at or after the Effective Time.

5.16    NASDAQ and NYSE Matters. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

5.17    Section 16 Matters. Each of the Company Board and the Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of Company Common Stock into shares of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of shares of Company Common Stock (including Company Equity Awards) is to be exempted, (B) the number of shares of Company Common Stock (including Company Equity Awards) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Each Party shall provide to counsel of the other Party for its review (x) copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and (y) copies of such resolutions as adopted, and each Party shall provide the other Party with such information as shall be reasonably necessary for the other Party’s board of directors to set forth the information required in the resolutions of such board of directors.

5.18    Takeover Statute. At all times prior to the Effective Time, the Company shall: (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby and thereby, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger.

5.19    Corporate Governance.

(a)    Prior to the Effective Time, the Parent Board shall take all actions necessary so that Kevin Cummings and Michele N. Siekerka, both of whom are current directors on the Company Board, immediately prior to the Effective Time shall be appointed to the Parent Board as of the Effective Time (such appointed directors, the “Company Designated Directors”). Upon appointment to the Parent Board, the Company Designated Directors shall also join the board of directors of Citizens Bank effective as of the Effective Time, and Parent, through the Parent Board and subject to the Parent Board’s fiduciary duties to the stockholders of Parent, shall take all necessary action to nominate such directors for election to the Parent Board in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Effective Time.

(b)    Effective as of the Effective Time, and subject to the effectiveness of, and the executive’s compliance with the terms of, the applicable employment agreement, (i) Domenick A. Cama shall serve as the Co-Head of Integration, NYC Metro President for the Surviving Bank and (ii) Richard S. Spengler shall serve as Executive Vice President, Commercial Banking for the Surviving Bank.

5.20    Transition Planning.

(a)    Commencing on and following the date of this Agreement, and in all cases subject to applicable Law and Section 5.04, upon the reasonable request of the Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with the Parent and its Subsidiaries to facilitate the integration of the Parties and their respective businesses effective as of the Closing Date, or such later date as may be determined by the Parent.

(a)    Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, and subject to any requirements under applicable Law, the Company shall use commercially reasonable efforts to cause the employees and officers of the Company and its Subsidiaries to provide Parent assistance, including, but not limited to, meeting on a regular basis to discuss and plan for the integration of the Company’s and Parent’s businesses and the conversion of customer data, data processing and related electronic informational systems of the Company and each of its Subsidiaries to those used by the Parent, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of the Company and each of its Subsidiaries; (b) nonrenewal, after the Effective Time, of personal property leases and software licenses used by the Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with integration and conversion planning; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; (e) issuance of joint communications and notices relating to anticipated account changes or systems conversion; and (e) any other actions necessary and appropriate to facilitate the integration and conversion as soon as practicable following the Effective Time, including data processing, information technology and cybersecurity systems testing; provided, however, that neither the Company nor any Company Subsidiary shall be required to terminate any third-party service provider arrangements prior to the Closing.

(b)    From the date of this Agreement until the Closing, upon reasonable notice from Parent, the Company shall, at Parent’s expense: (A) deploy, as directed by Parent, agent-based security software to eligible IT Assets (ensuring successful connectivity of agents to the Company’s control servers) for purposes of conducting a hygiene assessment of the IT Assets, and (B) provide access for, and cooperate with Parent in the performance of, a compromise assessment of the Company’s environment by a third-party security company selected by Parent, including the deployment of such security software and appliances and the granting of such access to the Company’s IT Assets, security logs, and security data, as may be appropriate to support such compromise assessment.

5.21    Dividends. After the date of this Agreement and to the extent permitted under the Parent Charter and the Company Charter, respectively, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock, Parent Preferred Stock, Company Common Stock and Company Preferred Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock and Company Preferred Stock shall not receive two dividends, or fail to receive one dividend, in any calendar quarter with respect to their shares of the Company Common Stock and any shares of the Parent Common Stock any such holder receives in exchange therefor in the Merger.

5.22    Press Releases. The Company and Parent shall consult with each other before issuing any press release or other public statement (including over any social media channel) with respect to the Merger and this Agreement and (except with respect to a Company Change of Recommendation, subject to compliance with Section 5.06(c)) shall not issue any such press release or make any such public statements without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of NYSE, NASDAQ or the SEC. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.

5.23    Assumption of Subordinated Notes. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Parent at or prior to the Effective Time, one or more supplemental indentures, guarantees, and/or other instruments required for the due assumption of the Subordinated Notes. The Company shall obtain the consents of the holders of the Subordinated Notes for the assignment and assumption of the Subordinated Notes by Parent, to the extent such consent is required under the Subordinated Notes and/or the Subordinated Note Purchase Agreement, dated as of September 29, 2017, by and between the Company and the purchasers of the Subordinated Notes.

5.24    Foundation Matters. The Company shall take any and all reasonable steps necessary to cause the Investors Foundation to effectuate its respective Foundation Actions set forth in Exhibit C prior to the Effective Time. In the event that the Foundation Actions are ultimately not effectuated by the Roma Foundation prior to the Effective Time, then the Investors Foundation will contribute $25 million to a new foundation to be established by the Parent (the “New Citizens Foundation”), which shall be governed by a board of directors consisting of a majority of Parent representatives and two (2) representatives of the Investors Foundation. The Foundation Actions will otherwise remain the same as agreed as of the date hereof and set forth in Exhibit C hereto.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a)    Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(c)    Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(d)    Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries under (A) to the extent required, the HSR Act and (B) from the Federal Reserve Board and the OCC, which are necessary to consummate the Merger and the Bank Merger, and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent (measured on a scale relative to the Company) or a Material Adverse Effect on the Company, shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect of each of the foregoing shall have expired.

(e)    NYSE Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

6.02    Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Parent set forth in Section 4.02(b) shall be true and correct (other than, such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Parent set forth in Section 4.02(a), Section 4.02(c) and Section 4.02(j) (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 4.02) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); and (iii) all other representations and warranties of the Parent set forth in Article IV (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 4.02) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this clause (iii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to such effect.

(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to such effect.

(c)    No Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a Material Adverse Effect on the Parent.

(e)    Tax Opinion. The Company shall have received the opinion of Luse Gorman, PC, counsel to the Company, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Luse Gorman, PC may require and rely upon representations contained in letters from each of the Company and Parent.

6.03    Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.01(b) and Section 4.01(h)(i) shall be true and correct (other than, with respect to Section 4.01(b), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 4.01(a), Section 4.01(c), Section 4.01(d), Section 4.01(e) and Section 4.01(m) (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 4.01) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); and (iii) all other representations and warranties of the Parent set forth in Article IV (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 4.01) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this clause (iii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. The Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to such effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to such effect.

(c)    No Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d)    Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of the Company and Parent.

ARTICLE 7

TERMINATION

7.01    Termination. This Agreement may be terminated and the Merger may be abandoned:

(a)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the board of directors of either Parent or the Company, in the event that both Parties mutually consent in writing to terminate the Agreement;

(b)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the board of directors of either Parent or the Company, in the event that the Merger are not consummated by July 28, 2022, (the “End Date”); provided that the End Date may be extended to October 28, 2022 by either Parent or the Company by written notice to the other Party if the Closing shall not have occurred by such date, and on such date the conditions set forth in Section 6.01(d) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article VI has been satisfied, waived or remains capable of being satisfied, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 7.01(b) which action or inaction is in violation of its obligations under this Agreement;

(c)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the board of directors of either Parent or the Company if (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of Parent and the Company at the request or suggestion of a Governmental Authority, or (ii) the Company Shareholder Approval is not obtained at the duly convened Company Meeting (including any adjournments or postponements of such meetings), as applicable;

(d)     at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent, such that if continuing on the Closing Date, one of Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by the Company (or such shorter period as remaining prior to the End Date); provided that the Company is not then in material breach of any representation, warranty, covenant or agreement;

(e)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Parent Board if there has been a breach of any representation, warranty, covenant or agreement made by the Company, such that if continuing on the Closing Date, one of Section 6.03(a) or 6.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by Parent (or such shorter period as remaining prior to the End Date); provided that Parent is not then in material breach of any representation warranty, covenant or agreement; and

(f)    at any time prior to the Company Shareholder Approval, by action of the Parent Board, in the event (A) the Company shall have breached in any material respect Section 5.08; (B) the Company Board shall have effected a Company Change of Recommendation; (C) at any time after the end of ten (10) Business Days following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend unequivocally against acceptance of such offer.

7.02    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 7.02(b) and (ii) that no such termination shall relieve any Party hereto of any liability or damages arising out of its fraud or its Willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)    (i) The Company shall pay a termination fee of $140,000,000 (the “Termination Fee”) to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:

(A)    in the event that (1) an Acquisition Proposal shall have been made to the Company or its shareholders generally or any Person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Company Meeting) an Acquisition Proposal with respect to the Company, (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to (x) Section 7.01(b) for failure of the Merger to be consummated by the End Date and the Company Shareholder Approval has not been obtained or (y) Section 7.01(c)(ii) or Section 7.01(e) as a result of a Willful and material breach, and, in either case, the Company Shareholder Approval has not been obtained, and (3) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal; provided, that for purposes of this Section 7.02(b)(i)(A), the references to “25%” in the definition of “Acquisition Proposal” shall instead refer to “50%”; or

(B)    this Agreement is terminated by Parent pursuant to Section 7.01(f).

(ii)    Any Termination Fee required by this Section 7.02 shall be paid promptly, but in no event later than two (2) Business Days after the date of termination; provided that with respect to clause (A) above, the Termination Fee shall be paid immediately prior to the Company’s entering into a definitive agreement with respect to, or consummation of, an Acquisition Proposal.

(c)    The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys’ fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made. The amount payable by the Company pursuant to Section 7.02(b) constitutes liquidated damages and not a penalty, and, except in the case of fraud or a Willful and material breach, shall be the sole monetary remedy of Parent in the event of a termination due to breach of this Agreement in the circumstances specified in such Section 7.02(b).

ARTICLE 8

MISCELLANEOUS

8.01    Survival. This Article VIII and the agreements of the Company and Parent contained in Sections 5.10 and 5.20 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the Party benefited by the provision or by both Parties or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, except that after the Company Shareholder Approval is obtained, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law.

8.03    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic means), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.04    Governing Law and Venue. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of Delaware. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 8.07. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

8.05    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.06    Expenses. All costs and expenses incurred in connection with this Agreement and the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

8.07    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

If to the Company to:

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, NJ 07078

Attention: Kevin Cummings, Chief Executive Officer

Facsimile: 973-924-5192

Email: KCummings@investorsbank.com

With a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington D.C. 20015

Attention: John J. Gorman

Email: jgorman@luselaw.com

If to Parent to:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, RI 02903

Attention: Malcolm Griggs, Chief Risk Officer & General Counsel

Email: Malcolm.Griggs@citizensbank.com

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: H. Rodgin Cohen, Mitchell S. Eitel

Facsimile: 212-291-9028; 212-291-9046

Email: cohenhr@sullcrom.com; eitelm@sullcrom.com

8.08    Entire Understanding; No Third Party Beneficiaries . This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule), and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 5.10, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.09    Effect. No provision of this Agreement shall be construed to require the Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

8.10    Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.11    Severability. Except to the extent that application of this Section 8.11 would have a Material Adverse Effect on the Company or Parent, as applicable, or would prevent, materially delay or materially impair the ability of the Company or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.12    Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Any attempted or purported assignment in contravention of this provision shall be null and void.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Bruce W. Van Saun
	Name:	Bruce W. Van Saun
	Title:	Chairman and Chief Executive Officer

INVESTORS BANCORP, INC.

By:	/s/ Kevin Cummings
	Name:	Kevin Cummings
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

(Form of Bank Merger Agreement)

AGREEMENT OF MERGER

OF

INVESTORS BANK

WITH AND INTO

CITIZENS BANK, NATIONAL ASSOCIATION

THIS AGREEMENT OF MERGER, dated as of [●] (this “Agreement”), is made and entered into between Citizens Bank, National Association, a national banking association (“Citizens Bank”), and Investors Bank, a New Jersey state-chartered bank (“Investors Bank”) (collectively hereinafter referred to as the “Parties”). Capitalized terms used herein and not defined shall have the meanings given to them in the Parent Merger Agreement (defined below).

RECITALS

WHEREAS, Citizens Financial Group, Inc., a Delaware corporation and the direct parent of Citizens Bank (“Parent”), and Investors Bancorp, Inc., a Delaware corporation and the direct parent of Investors Bank (the “Company”) are parties to that certain Agreement and Plan of Merger, dated as of July 28, 2021 (as amended or supplemented from time to time, the “Parent Merger Agreement”), pursuant to which, upon the terms and subject to the conditions of the Parent Merger Agreement, the Company will merge with and into Parent, with Parent surviving the merger as the surviving corporation and continuing as the direct parent of Citizens Bank and becoming the direct parent of Investors Bank (the “Parent Merger”);

WHEREAS, promptly following the Parent Merger, upon the terms and subject to the conditions of this Agreement and the Parent Merger Agreement, the Parties intend to effect the merger of Investors Bank with and into Citizens Bank, with Citizens Bank surviving the merger; and

WHEREAS, the respective boards of directors of Citizens Bank and Investors Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1 THE MERGER

1.01	Merger; Surviving Bank

On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 below), Investors Bank shall be merged with and into Citizens Bank, pursuant to the provisions of, and with the effect provided in, the National Bank Act and, to the extent applicable, the relevant banking statutes of the State of New Jersey (the “NJ Banking Law”) and the regulations of the New Jersey Department of Banking and Insurance (the

“NJDOBI”), (said transaction, the “Bank Merger”) and the corporate existence of Investors Bank shall cease. Citizens Bank shall continue its corporate existence under the laws of the United States and shall be the entity surviving the Bank Merger (the “Surviving Bank”). The Parties hereto intend that the Bank Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.02	Articles of Association and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the Amended and Restated Articles of Association of Citizens Bank, attached hereto as Exhibit A (the “Amended and Restated Articles of Association”), shall be the articles of association of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Amended and Restated Bylaws of Citizens Bank, attached hereto as Exhibit B (the “Amended and Restated Bylaws”), shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.03	Effective Time of Bank Merger

The Bank Merger shall become effective as of 12:01 am New York Time on the date following the Closing Date, or at such later time and date as are agreed to by Citizens Bank and Investors Bank, subject to the terms of this Agreement and the Parent Merger Agreement, and approval of the Office of the Comptroller of the Currency (the “OCC”), or such other time and date as shall be provided by law. The date and time of such effectiveness is herein referred to as the “Effective Time.”

1.04	Effect of Bank Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including, but not limited to, liabilities arising from any operation of a trust department, of the merging institutions existing as of the Effective Time of the Bank Merger.

1.05	Business of Surviving Bank

The business of the Surviving Bank after the Bank Merger shall continue to be that of a national banking association and shall be conducted at its main office, which shall be located at [●], and at all legally established branches.

1.06	Directors

Upon consummation of the Bank Merger, the directors of the Surviving Bank shall be the persons serving as directors of Citizens Bank immediately prior to the Effective Time, subject to Section 5.19 of the Parent Merger Agreement. Directors of the Surviving Bank shall serve for such terms in accordance with the Amended and Restated Articles of Association and Amended and Restated Bylaws of the Surviving Bank.

ARTICLE 2 TREATMENT OF SHARES

2.01	Treatment of Shares

At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof (a) each share of Investors Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Citizens Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Bank Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE 3 CONDITIONS PRECEDENT

3.01	Conditions

The respective obligations of the Parties to effect the Bank Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. The Agreement shall have been ratified and confirmed by the sole shareholder of each of Citizens Bank and Investors Bank, either at a meeting of shareholders or by written consent, in each case as authorized under the applicable articles of association or bylaws or otherwise provided by law.

(b)    Regulatory Approvals. All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Parties from the OCC, which are necessary to consummate the Bank Merger shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect of the foregoing shall have expired.

(c)    No Injunction. No court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Bank Merger.

(d)    Parent Acquisition. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

ARTICLE 4 TERMINATION AND AMENDMENT

4.01	Termination

Notwithstanding the approval of this Agreement by the respective shareholders of Citizens Bank and Investors Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the Parties.

4.02	Effect of Termination

In the event of termination of this Agreement as provided in Section 4.1 above, this Agreement shall forthwith become void and have no effect, and none of Citizens Bank and Investors Bank, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

4.03	Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties hereto.

ARTICLE 5 MISCELLANEOUS

5.01	Representations and Warranties

Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof.

5.02	Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Investors Bank or otherwise carry out the provisions hereof, the proper officers and directors of Investors Bank, as of the Effective Date, and thereafter the officers of the surviving entity acting on behalf of Investors Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.03	Governing Law; Waiver of Jury Trial

The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of Delaware, except to the extent federal law may be applicable. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY

TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

5.04	Successors and Assigns

No party to this Agreement may assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Any attempted or purported assignment in contravention of this provision shall be null and void. This Agreement is binding upon and is for the benefit of the Parties and their respective successors and permitted assigns.

5.05	Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile or electronic means), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

5.06	Entire Agreement

This Agreement and the Parent Merger Agreement constitute the entire agreement of the Parties with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof.

5.07	Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Bank Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

5.08	Severability

Except to the extent that application of this Section 5.8 would prevent, materially delay or materially impair the ability of either of the Parties to consummate the Bank Merger, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

INVESTORS BANK

By:
Name:
Title:

CITIZENS BANK

By:
Name:
Title:

Exhibit B

(Key Employees)

1. Domenick A. Cama

2. Richard S. Spengler

Exhibit C

[omitted]